Execution Version
AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT
THIS AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT (this “Amendment”) is made and entered into as of May 8, 2017, by and between Par Hawaii Refining, LLC f/k/a Hawaii Independent Energy, LLC (the “Company”) and J. Aron & Company LLC (“Aron”) (each referred to individually as a “Party” and collectively, the “Parties”).
RECITALS
A.    The Company owns and operates a crude oil refinery and related assets located in Kapolei, Hawaii (the “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products.
B.    The Parties have entered into a Supply and Offtake Agreement, dated June 1, 2015 (as from time to time amended, modified, supplemented, extended, renewed and/or restated, the “S&O Agreement”), pursuant and subject to which Aron has agreed to supply crude oil to the Company to be processed at the Refinery and purchase refined products from the Company produced at the Refinery.
C.    The Parties have agreed to amend the S&O Agreement pursuant to the terms set forth herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

Section 1	Definitions; Interpretation
Section 1.1    Defined Terms. All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.
Section 1.2    Interpretation. The rules of construction set forth in Section 1.2 of the S&O Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2	Amendment
Section 2.1    Amendment to S&O Agreement as of Effective Date. Upon the effectiveness of this Amendment, the S&O Agreement is amended as follows:
(a)    By amending and restating in their entirety the following definitions in Section 1.1 of the S&O Agreement:

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“Crude Differential” means the Differential applicable to the relevant Pricing Benchmark for Crude Oil as specified in Schedule B and adjusted monthly pursuant to Schedule K.
“Product Differential” means any Differential applicable to a relevant Pricing Benchmark except for the Current Month Pricing Benchmark for Crude Oil as shall be set forth on Schedule B and as may be adjusted from time to time pursuant to Section 7.4.
“Refinery Procurement Contract” means a procurement contract entered into by the Company with any Third Party Supplier for the purchase by the Company of Crude Oil, which Crude Oil is to be resold by the Company to Aron at the time such Crude Oil passes the Crude Intake Point.
(b)    By inserting the following definitions, in the appropriate alphabetical order, in Section 1.1 of the S&O Agreement:
“Company Crude Reimbursement Obligation” has the meaning specified in Section 5.11(c).
“Company Product Reimbursement Obligation” has the meaning specified in Section 8.1(f)(iii).
“Crude Payment Undertaking” means, with respect to a Refinery Procurement Contract, a written undertaking by Aron in the form of Schedule AA hereto, subject to revisions as reasonably necessary to account for payment due dates occurring prior to completion of delivery of Crude Oil to the Company or otherwise, in each case in form and substance satisfactory to Aron under which Aron irrevocably agrees to remit or cause or otherwise arrange for the remittance to the relevant Third Party Supplier of funds sufficient to pay the Crude Procurement Payment due to such Third Party Supplier under such Refinery Procurement Contract on the relevant Procurement Due Date without discount, deduction, set-off or counterclaim; provided that (i) such remittance of the full Crude Procurement Payment shall in no way limit the Company’s obligation hereunder to reimburse Aron therefor and to compensate Aron for any Ancillary Costs in connection therewith and (ii) in no event shall such undertaking obligate Aron to make, cause or arrange for any remittance of a prepayment under a Refinery Procurement Contract unless the Parties have agreed to such additional terms and conditions not inconsistent with this Agreement as Aron may, in its discretion, require in connection therewith.
“Crude Procurement Payment” means, with respect to a Refinery Procurement Contract, the payment due to the Third Party Supplier thereunder as reflected in the invoice provided by such Third Party Supplier to the Company with respect to the volume of Crude Oil delivered thereunder to the Company.

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“Daily Produced Volume” has the meaning specified in Section 31.15(b).
“Exchanged Confirmations” mean, with respect to an Aron Procurement Contract that is confirmed by Aron and the Third Party Supplier exchanging confirmations rather than jointly executing a single confirmation, the confirmations so exchanged by Aron and such Third Party Supplier.
“Procurement Due Date” means, with respect to a Refinery Procurement Contract or Refinery Product Contract, the date on which the Crude Procurement Payment or Product Procurement Payment under the applicable Contract is due to be paid, which date shall occur after the delivery date under such Refinery Procurement Contract or Refinery Product Contract (unless otherwise expressly agreed by Aron).
“Product Payment Undertaking” means, with respect to a Refinery Product Contract, a written undertaking by Aron in the form of Schedule AA , subject to revisions as reasonably necessary to account for payment due dates occurring prior to completion of delivery of Products to the Company or otherwise, in each case in form and substance satisfactory to Aron under which Aron irrevocably agrees to remit or cause or otherwise arrange for the remittance to the relevant Third Party Seller of funds sufficient to pay the Product Procurement Payment due to such Third Party Seller under such Refinery Product Contract on the relevant Procurement Due Date without discount, deduction, set-off or counterclaim; provided that (i) such remittance of the full Product Procurement Payment shall in no way limit the Company’s obligation hereunder to reimburse Aron therefor and to compensate Aron for any Ancillary Costs in connection therewith and (ii) in no event shall such undertaking obligate Aron to make, cause or arrange for any remittance of a prepayment under a Refinery Product Contract unless the Parties have agreed to such additional terms and conditions not inconsistent with the terms of this Agreement as Aron may, in its discretion, require in connection therewith.
“Product Procurement Payment” means, with respect to a Refinery Product Contract, the payment due to the Third Party Supplier thereunder as reflected in the invoice provided by such Third Party Supplier to the Company with respect to the volume of Products delivered thereunder to the Company.
“Third Party Seller” mean any seller of Product under a Refinery Product Contract (other than an Affiliate of the Company).
(c)    By amending and restating Sections 3.1 and 3.2 of the S&O Agreement to read in their entirety as follows:
3.1 Term. The Agreement shall become effective on Effective Date with the Commencement Date occurring as provided in Section 2.3 above. This Agreement, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m., EST on

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May 31, 2021 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date,” except as provided in Section 3.2 below).
3.2 Changing the Term. The Parties may, no later than one hundred twenty (120) days prior to the then current Expiration Date, by mutual agreement, elect to extend the Term of this Agreement for an additional one year period following such current Expiration Date and, upon the effectiveness of such mutual agreement, the last day of such additional one year period shall be the Expiration Date hereunder.
(d)    By deleting from the end of the fifth sentence of Section 5.3(b) of the S&O Agreement the following words: “; provided that the Company agrees that the delivery of a Crude Procurement Request shall also obligate the Company to enter into the related intermonth spread as contemplated by Section 5.3(h) below and the Company shall be obligated to enter into such intermonth spread concurrently with or promptly following Aron’s execution of an Aron Procurement Contract” and amending the first sentence of Section 5.3(h) of the S&O Agreement by replacing the word “shall” with the word “may” in the second line thereof.
(e)    By inserting the following sentence at the end of Section 5.3(b) of the S&O Agreement:
The Company acknowledges that the confirmation of an Aron Procurement Contract with a Third Party Supplier may be effected by Exchanged Confirmations.
(f)    By inserting the following sentence at the end of Section 5.3(g)(i) of the S&O Agreement:
With respect to any such confirmation issued by Aron to the Company in connection with an Aron Procurement Contract with the Company, if Aron does not receive from the Company either acceptance or notification of a bona fide error within five Business Days after receipt of such confirmation, then the Company shall be deemed to have accepted such confirmation, and such confirmation shall be effective and binding upon the Parties.
(g)    By inserting new Sections 5.11 and 5.12 immediately after Section 5.10 of the S&O Agreement, reading as follows:
5.11. Payment Undertakings for Refinery Procurement Contracts.
(a)    From time to time, upon the request of the Company, Aron and the Company may endeavor to negotiate with a Third Party Supplier a Crude Payment Undertaking by Aron under which Aron will agree to remit or cause or otherwise arrange for the remittance to such Third Party Supplier of funds sufficient to pay the Crude Procurement Payment due to such Third Party Supplier under one or more Refinery Procurement Contracts on the relevant Procurement Due Dates.

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(b)    To the extent deemed appropriate by Aron, the considerations under Section 5.3(c) applicable to the determining whether Aron elects to enter into a proposed Aron Procurement Contract shall also apply to Aron’s determination regarding whether to execute a Crude Payment Undertaking with a Third Party Supplier.
(c)    For each Crude Payment Undertaking that Aron enters into, the Company shall, automatically and without any further action by either Party, become obligated to reimburse Aron for, and pay all Ancillary Costs applicable to, the payment made or caused to be made by Aron under such Crude Payment Undertaking (a “Company Crude Reimbursement Obligation”); provided that (i) the amounts payable by the Company under the Company Crude Reimbursement Obligation shall be determined in accordance with Schedule C hereof and (ii) any security and credit support with respect to a Company Crude Reimbursement Obligation shall be as provided in this Agreement and other Transaction Documents. The Company Crude Reimbursement Obligation for a Crude Payment Undertaking shall arise at the time as such Crude Payment Undertaking is entered into by Aron.
(d) Without limiting any other rights or remedies of Aron hereunder (including any obligations of the Company to indemnify Aron), if any claim of any nature (including any quantity or quality claim) arises under a Refinery Procurement Contract for which Aron has made, or caused to be made, payment under a Crude Payment Undertaking, then Aron shall, to the same extent as contemplated by Section 5.9(b), Section 5.9(c) and Section 5.9(d) hereof, cooperate with and take such actions as reasonably requested by the Company in pursuing or endeavoring to resolve such claim.
5.12. Documentation Discrepancies. If any dispute arises with a Third Party Supplier or Third Party Seller regarding the terms of any documentation to which Aron is a party, Aron in cooperation with the Company shall use commercially reasonable efforts to resolve such documentation discrepancy with such Third Party Supplier or Third Party Seller; provided that if such discrepancy has not been resolved within 5 Business Days after Aron has commenced such efforts, then any time thereafter, upon request by Aron, the Company shall assume full responsibility for communicating with such Third Party Supplier or Third Party Seller and endeavoring to resolve such documentation discrepancy and, following such request, Aron shall not be required to take any further action to resolve such documentation discrepancy not otherwise required by Section 5.9(b) and Section 5.9(c) and Aron shall be fully entitled to rely on the terms in any contract that Aron has executed notwithstanding any discrepancy with any other documentation unless and until a further amendment thereto is agreed by all parties. Without limiting the foregoing, the Company covenants and agrees that any costs, losses or damages that Aron may incur directly as a result of such a documentation discrepancy (including any differences in the

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terms reflected in any Exchanged Confirmations) shall constitute Ancillary Costs and be for the account of the Company.
(h)    By inserting the following sentence at the end of Section 8.1(c)(i) of the S&O Agreement:
With respect to any such confirmation issued by Aron to the Company in connection with an Included Purchase Transaction with the Company, if Aron does not receive from the Company either acceptance or notification of a bona fide error within five Business Days after receipt of such confirmation, then the Company shall be deemed to have accepted such confirmation, and such confirmation shall be effective and binding upon the Parties.
(i)    By amending the fourth line of Section 8.1(c)(ii) of the S&O Agreement to delete the term “Refinery Purchase Contract” therefrom and insert “Refinery Product Contract” in its place.
(j)    By amending the seventh and tenth lines of Section 8.1(d) of the S&O Agreement to delete the reference to “Crude Oil” in each line and insert “Product” in its place.
(k)    By inserting a new subsection (f) at the end of Section 8.1 of the S&O Agreement, reading as follows:
(f) Payment Undertakings for Refinery Product Contracts.
(i) From time to time, upon the request of the Company, Aron and the Company may endeavor to negotiate with a Third Party Seller a Product Payment Undertaking by Aron under which Aron will agree to remit or cause or otherwise arrange for the remittance to such Third Party Seller of funds sufficient to pay the Product Procurement Payment due to such Third Party Seller under one or more Refinery Product Contracts on the relevant Procurement Due Dates.
(ii) To the extent deemed appropriate by Aron, the considerations under Section 5.3(c) applicable to the determining whether Aron elects to enter into a proposed Aron Procurement Contract shall also apply to Aron’s determination regarding whether to execute a Product Payment Undertaking with a Third Party Seller.
(iii) For each Product Payment Undertaking that Aron enters into, the Company shall, automatically and without any further action by either Party, become obligated to reimburse Aron for, and pay all Ancillary Costs applicable to, the payment made or caused to be made by Aron under such Product Payment Undertaking (a “Company Product Reimbursement Obligation”); provided that (x) the amounts payable by the Company under the Company Product Reimbursement Obligation shall be determined in accordance with Schedule C hereof and (y) any security and credit support with respect to a Company Product Reimbursement

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Obligation shall be as provided in this Agreement and other Transaction Documents. The Company Product Reimbursement Obligation for a Product Payment Undertaking shall arise at the time as such Product Payment Undertaking is entered into by Aron.
(iv) Without limiting any other rights or remedies of Aron hereunder (including any obligations of the Company to indemnify Aron), if any claim of any nature (including any quantity or quality claim) arises under a Refinery Product Contract for which Aron has made, or caused to be made, payment under a Product Payment Undertaking, then Aron shall, to the same extent as contemplated by Section 5.9(b), Section 5.9(c) and Section 5.9(d) hereof, cooperate with and take such actions as reasonably requested by the Company in pursuing or endeavoring to resolve such claim.
(l)    By amending and restating Section 9.6 of the S&O Agreement to read in its entirety as follows:
9.6    Certain Regulatory Matters
(a)    If Aron shall determine, in its reasonable judgment, that as a result of (i) the taking effect of any Applicable Law after the date hereof, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) or any interpretation thereof by any Governmental Authority or the entry of a final, non-appealable judgment or order in a court of competent jurisdiction (regardless of whether related to Aron) or (iv) any interpretation of or proposal to implement any of the foregoing by a Governmental Authority, including, without limitation, any of the foregoing events described in clauses (i)-(iv) arising from or relating to either the Federal Reserve Notice of Proposed Rulemaking or the Federal Reserve 620 Report and whether occurring before or after the Effective Date (each, a “Regulatory Event”), Aron or any of its Affiliates is or would (A) not be permitted to hold, store, transport, buy, finance, sell or own any or certain of the commodities subject to the transactions contemplated by the Transaction Documents, (B) be required to hold additional capital, or be assessed any additional capital or other charges, on the basis of holding, storing, transporting, buying, financing, selling, or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, (C) be unable to perform in any material respect its obligations under this Agreement and the other Transaction Documents, or (D) were it to continue to hold, store, transport, buy, finance, sell or own any of the commodities subject to the transactions contemplated by this Agreement and the Transaction Documents or perform any such obligations, and taking into account other commodities and the volumes thereof

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held by Aron or any of its Affiliates from time to time, be or likely to be required to hold additional capital, or be assessed any additional capital or other charges, or be or likely to be subject to additional or increased burdens or costs (such additional capital or other charges, burdens and costs, collectively, “Additional Costs”), then it shall notify the Company in writing of such determination (a “Regulatory Event Notice”). Promptly following the sending of a Regulatory Event Notice, Aron shall propose what actions or steps, if any, either Party or both Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event, and the Company shall consider any such actions or steps in good faith. If, in Aron’s reasonable judgment, such actions or steps can be implemented with respect to the transactions contemplated by this Agreement and the other Transaction Documents without adversely impacting the business conducted by Aron and its Affiliates generally, including, without limitation, without resulting in Aron or its Affiliates being required to incur any Additional Costs on the basis of holding, storing, transporting, buying, selling or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and Liabilities), then the Parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If, in Aron’s reasonable judgment, no such actions or steps are so identified or the Parties are unable to implement any actions and steps that have been so identified, then Aron may, by written notice to the Company (a “Regulatory Termination Notice”), elect to terminate this Agreement in the manner provided for in Article 20 on such date Aron shall specify in such notice, which date shall constitute a Termination Date for purposes of Article 20; provided that (x) (unless such Regulatory Event has or is expected to become effective at an earlier date) the date specified in such Regulatory Termination Notice shall occur at least one hundred and twenty (120) days after the date such notice is given and if practicable on the last day of a month and (y) if the relevant Regulatory Termination Notice relates only to the incurrence of Additional Costs, then if and for so long as the Company exercises its option under Section 9.6(b) below, no termination shall result from such Regulatory Termination Notice. In the case of a Regulatory Termination Notice referred to in clause (y) of the preceding sentence, Aron will also provide to the Company an estimate of such Additional Costs which Aron shall determine in a commercially reasonable manner based on such information relating to the relevant Regulatory Event as is then available to Aron.
(b)    If Aron gives a Regulatory Termination Notice relating to a Regulatory Event Notice that relates only to the incurrence of Additional Costs, then the Company may elect, by written notice to Aron, to compensate Aron from time to time for such Additional Costs incurred by Aron and so long as the Company compensates Aron

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for such Additional Costs, this Agreement shall not be terminated on the basis of such Regulatory Event Notice; provided that (i) upon giving such notice to Aron, the Company shall become obligated to pay all Additional Costs thereafter incurred, subject to clause (iv) below, and without limiting such obligation Aron may require that the Company execute such further documents or instruments as Aron may request to confirm such obligation, (ii) the amount of such Additional Costs shall be determined by Aron in accordance with its internal procedures and shall include Additional Costs directly arising from this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the portion of any other Additional Costs allocable, on a pro rata basis, to this Agreement, such Transaction Documents and such transactions, (iii) such Additional Costs shall be invoiced by Aron to the Company on a monthly basis and be due and payable within three (3) Business Days after invoicing, it being acknowledged that to the extent feasible, Aron will endeavor to include such Additional Costs in the monthly settlement provided for under Section 10.2 hereof and (iv) the Company may elect to cease compensating Aron for such Additional Costs by written notice which shall be effective 120 days after being given, in which case Aron may reinstate its Regulatory Termination Notice with respect to such Additional Costs.
(c)    As used herein, “Federal Reserve Notice of Proposed Rulemaking” means the notice of proposed rulemaking issued by the Board of Governors of the Federal Reserve System titled “Risk-based Capital and Other Regulatory Requirements for Activities of Financing Holding Companies Related to Physical Commodities and Risk-based Capital Requirements for Merchant Banking Investments” (Docket No. R-1547; RIN 7100 AE-58); and “Federal Reserve 620 Report” means the Report to the Congress and the Financial Stability Oversight Council Pursuant to Section 620 of the Dodd-Frank Act issued in September 2016 by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency.
(m)    By amending Section 10.1(a) of the S&O Agreement by deleting the phrase “two (2) Business Day period” from the fifth line thereof and inserting “three (3) Business Day period” in its place.
(n)    By amending and restating Section 10.1(c)(ii) of the S&O Agreement to read in its entirety as follows:
(ii) “Estimated Daily Net Product Sales” for any day and Product shall be the estimate for that day of the Product volume that equals (A) the total of (w) the aggregate volume of such Product held in the Product Storage Facilities at the end of such day, plus (x) the Daily Product Sales of such Product for such day, minus (y) the Daily Product Purchases of such Product for such day, minus (z) the aggregate volume of

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such Product held in the Product Storage Facilities at the beginning of such day, minus (v), the “Daily Produced Volume”; and
(o)    By amending clause (i) of the second sentence of the second paragraph in Section 10.2(a) to delete “fifteen (15)” therefrom and insert “twenty (20)” in its place.
(p)    By amending Section 16.1 of the S&O Agreement as follows:
(i) in the third line of the introductory wording thereto, deleting “A-” and inserting “A-X” in its place; and
(ii) in subclause (e) thereof, deleting “$400,000,000” and inserting “$500,000,000” in its place.

(q)    By amending and restating Section 18.2(r) of the S&O Agreement to read in its entirety as follows:
(r) In connection with the Aron’s procurement of Crude Oil or Products, whether from the Company or any third party, under an Aron Procurement Contract or an Included Purchase Transaction (each a “Sourcing Transaction”) or Aron’s provision of a Crude Payment Undertaking or Product Payment Undertaking (each, a “Payment Undertaking”) with respect to any Refinery Procurement Contract or Refinery Product Contract, the Company covenants and agrees that any costs, losses or damages that Aron may incur directly as a result of such Sourcing Transaction or Payment Undertaking, including due to failure by the Company or any such third party to deliver the Crude Oil or Products subject to such Sourcing Transaction, Refinery Procurement Contract or Refinery Product Contract, shall constitute Ancillary Costs and be for the account of the Company and claims arising in connection therewith shall be subject to Section 5.9 hereof.
(r)    By inserting a new Section 18.2(s) immediately after Section 18.2(r), reading as follows:
(s) The Company covenants and agrees that it shall be solely responsible for conducting any line flushes using the SPM and any and all Liabilities arising as a result of or in connection with any such line flushes, and acknowledges that Aron shall have no involvement or role in or responsibility of any nature with respect to such activities and that the Company will endeavor to procure for Aron from any third parties involved in any such line flush, including vessel operator and charterers and Third Party Suppliers, written acknowledgment or confirmation in form and substance satisfactory to Aron acknowledging and confirming the foregoing.
(s)    By inserting a new Section 18.4 immediately after Section 18.3, reading as follows:
18.4 Economic Sanctions/Anti-Bribery Provisions.

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(a) Each Party shall comply with relevant applicable laws and regulations pertaining to bribery and corruption in connection with this Agreement and has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable laws, regulations, rules and requirements of the United Kingdom, the United States of America or any other applicable jurisdiction relating to anti-bribery or anti-money laundering. Each party agrees that it shall take reasonable steps to ensure that individuals and entities performing services for or on its behalf has complied with all applicable laws and regulations pertaining to bribery and corruption in connection with this agreement. Without limiting the generality of the foregoing, each Party covenants and agrees that it shall not, directly or indirectly engage in other acts or transactions, in each case, if this is in violation of or inconsistent with the anti-bribery or anti-money laundering legislation of any applicable government, including, as applicable, U.S. Foreign Corrupt Practices Act, the U.K. Anti-Terrorism, Crime and Security Act 2001 and the applicable country legislation implementing either the United Nations Convention against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
(b) Each Party further represents, warrants and agrees that (i) no provision of this Agreement shall be interpreted to require it or any of its Affiliates to take, or refrain from taking, any action that would cause it or any of its Affiliates to violate or be subject to penalty under applicable economic sanctions laws and regulations of the United Kingdom, the European Union, the United Nations or the United States of America, including U.S. laws restricting participation in or compliance with certain foreign boycotts, directly or indirectly, as contained in the U.S. Export Administration Act of 1979 and the U.S. Internal Revenue Code; (ii) neither Party, nor any of its respective directors, officers, subsidiaries, agents, employees or controlled affiliates, is an individual or entity (each, an “Associated Person”) that is (i) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or pursuant to the U.S. Iran Sanctions Act, or (ii) located, organized, or resident in a country or territory that is the subject of applicable sanctions (including, without limitation, the Crimea region of Ukraine (as defined under applicable sanctions), Cuba, Iran, North Korea, Sudan, and Syria); and, further, neither it nor any of its respective Associated Persons shall, directly or indirectly, use the proceeds, if any, received from the other Party, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Associated Person, to fund any activities or business of or with any Associated Person or in any country or territory that, at the time of such funding, is the subject of the foregoing economic sanctions, or in any manner that will result in a violation of such sanctions by any Associated Person, unless permitted by law.

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(c) The Company represents, warrants and covenants to Aron that no Crude Oil or Products originate or will originate from, are or will be derived in whole or in part from any article which is grown, produced, or manufactured in, or have been transported through, the Crimea region of Ukraine (as defined under applicable sanctions), Cuba, Iran, North Korea, Sudan, Syria, or any other country or territory that is the subject of the foregoing economic sanctions, for so long as such country or territory is the subject of economic sanctions. The Company further agrees that, in no event, shall Aron be obligated to take delivery of any Crude Oil or Products, whether from the Company or any other party, that would violate the representation, warranty and covenant in the preceding sentence.
(t)    By amending and restating the parenthetical in the introductory wording of Section 20.1 to read as follows:
(in which case the Expiration Date or such other date as the Parties may agree shall be the “Termination Date”; provided that if such date is not a Business Day, any payments due on such date shall be made on the immediately preceding Business Day)
(u)    By inserted immediately after Section 30.8, a new Section 30.9 reading in its entirety as follows:
30.9 The Parties agree, that notwithstanding anything to the contrary in Section 30.2 or otherwise herein, the Parties may amend any item on Schedule E, M, P, T, X, CC or DD (each a “Specified Schedule” and, collectively, the “Specified Schedules”) from time to time in accordance with the following procedures (each such amend, a “Specified Schedule Change”):
(a) Each Specified Schedule Change shall be evidenced by an exchange of emails between the parties which shall specifically reference the item being changed and indicate the nature of the Specified Schedule Change (which may include, without limitation, the removal or addition of a Tank on Schedule E, change to the notice addresses and parties on Schedule M, the removal or addition of or change to a Pricing Group on Schedule P, changes to account debtors listed on Schedule T, changes relating to Included Materials on Schedule X, changes to representatives listed on Schedule CC or changes to payees listed on Schedule DD), the effective date of such Specified Schedule Change and, if such Specified Schedule Change is known to be temporary (such as in the case of Tank being temporarily removed from service), the date or expected date as of which such Specified Schedule Change is to cease being effective. Either Party may initiate this email exchange, but such email exchange shall only be effective to bind the Parties once the second Party has responded via email in a manner sufficient to confirm its agreement to the Specified Schedule Change reflected in the initial

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email. Other than a Specified Schedule Change, any amendment to any schedule hereto shall only be effective if evidenced by except by a written instrument executed by the Parties’ duly authorized representatives.
(b) An exchange of emails complying with the terms of this Section 30.9 shall (notwithstanding anything to the contrary herein) constitute an amendment of relevant Specified Schedule with respect to the Specified Schedule Change memorialized in such emails.
(c) With respect to Schedule E, whenever as a result of any Specified Schedule Change in accordance with the foregoing procedures, a Tank is (i) included on Schedule E, it shall constitute an Included Location for purposes thereof and (ii) excluded from such Schedule E, it shall not constitute an Included Location, in each case as of the relevant effective date.
(v)    By inserting immediately after Article 30, a new Article 31 reading in its entirety as set forth in Exhibit A to this Amendment.
(w)    By replacing Schedules B, C, D, E, G, H, K, M, P, T, X and Y with the Schedules B, C, D, E, G, H, K, M, P, T, X and Y attached hereto.
(x)    By adding the attached Schedules AA, BB, CC and DD hereto as new Schedules AA, BB, CC and DD to the S&O Agreement.
Section 2.2    Amendment and Restatement of Fee Letter. Concurrently with the execution of this Amendment, the Parties hereto are executing an Amended and Restated Fee Letter, dated as of the date hereof, which amend and restates the “Fee Letter” referred to in the S&O Agreement.
Section 2.3    References Within S&O Agreement. Each reference in the S&O Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the S&O Agreement as heretofore amended and as amended by this Amendment.

SECTION 3	Representations and Warranties
To induce the other Party to enter into this Amendment, each Party hereby represents and warrants that (i) it has the corporate, governmental or other legal capacity, authority and power to execute this Amendment, to deliver this Amendment and to perform its obligations under the S&O Agreement, as amended hereby, and has taken all necessary action to authorize the foregoing; (ii) the execution, delivery and performance of this Amendment does not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or subject; (iii) all governmental and other consents required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect; (iv) its obligations under the S&O Agreement, as amended hereby, constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general

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application regardless of whether enforcement is sought in a proceeding in equity or at law) and (v) no Event of Default with respect to it has occurred and is continuing.

SECTION 4	Miscellaneous
Section 4.1    S&O Agreement Otherwise Not Affected. Except for the amendments pursuant hereto, the S&O Agreement remains unchanged. As amended pursuant hereto, the S&O Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by either Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.
Section 4.2    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
Section 4.3    Costs and Expenses. Each Party shall be responsible for any costs and expenses incurred by such Party in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.
Section 4.4    Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Company, Aron and their respective successors and assigns.
Section 4.5    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
Section 4.6    Amendments. This Amendment may not be modified, amended or otherwise altered except by written instrument executed by the Parties’ duly authorized representatives.
Section 4.7    Effectiveness; Counterparts. This Amendment shall be binding on the Parties as of the date on which it has been fully executed by the Parties. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 4.8    Interpretation. This Amendment is the result of negotiations between the Parties and has been reviewed by counsel to each of the Parties, and is the product of all Parties hereto. Accordingly, this Amendment shall not be construed against either Party merely because of such Party’s involvement in the preparation hereof.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:    /s/ John Eleoterio
Name:    John Eleoterio
Title:    Managing Director

PAR HAWAII REFINING, LLC

By:    /s/ William Monteleone
Name:    William Monteleone
Title:    Chief Financial Officer

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